Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-136028) of SAVVIS, Inc.,

(2)	Registration Statement (Form S-8 No. 333-101069) pertaining to the 1999 Stock Option Plan of SAVVIS, Inc.,

(3)	Registration Statements (Form S-8 Nos. 333-107149, 333-120165, 333-136026, 333-140892, and 333-145017) pertaining to the Amended and Restated 2003 Incentive Compensation Plan of SAVVIS, Inc., and

(4)	Registration Statement (Form S-8 No. 333-147060) pertaining to the Amended and Restated Employee Stock Purchase Plan of SAVVIS, Inc.;

of our report dated February 23, 2009, except for the retrospective adjustments described in Note 2, as to which the date is May 27, 2009, with respect to the consolidated financial statements of SAVVIS, Inc., included in the current report on Form 8-K.

/s/ Ernst & Young LLP

St. Louis, Missouri

May 27, 2009